Exhibit  5.1  and  23.2

                             FRANK W. BIRKHOLZ, P.S.
                                 Attorney at Law

                         1001 Fourth Avenue, Suite 3827
                            Seattle, Washington 98154
                       (206) 682-7626  (Fax) (206) 682-9963


                                 April 29, 2005

Henley  Ventures,  Inc.
Third  Floor  -  830  West  Pender  Street
Vancouver,  British  Columbia,  Canada
V6C  1J8.



Re:     Registration Statement of Form SB-2

We have acted as counsel to Henley Ventures, Inc., a Nevada corporation (the "Company") in connection with rendering an opinion as to the validity of the issuance of stock and its non-assessability in connection with a Registration Statement on Form SB-2 (the "Registration Statement") for the sale of up to 1,220,000 shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), all of which is in the hands of the selling shareholders.

We have reviewed the Certificate of Incorporation of the Company and such other documents that we considered necessary in order to render this opinion. As a result of our review, we are of the opinion that the shares of Common Stock were validly issued, fully paid and nonassessable.

This opinion relating to the issuance of shares of Common Stock is limited to applicability of the Nevada General Corporation Law and applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws. We have not participated in the preparation or review of the Registration Statement, nor do we express any opinion thereon nor on compliance by the Company or any shareholders with, any other law, including any federal or state securities laws, any other state law or any other federal law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement

Very  truly  yours,
c/c  "Frank  W.  Birkholz"

Frank  W.  Birkholz,  Attorney  at  Law